June 9, 2000

Dear Fellow Stockholders:

******************************** IMPORTANT NEWS ********************************

The two leading independent proxy advisory firms, Institutional Shareholder Services (ISS) and Proxy Monitor, have both issued their reports recommending that their clients vote the WHITE proxy card in favor of the current management and discard the Kingston Group's blue proxy card.

ISS and Proxy Monitor are both independent advisors, hired by professional and institutional investors to provide proxy research and voting recommendations for situations such as the proxy contest your Company is currently involved in.

In its report, ISS concludes that it "finds little reason to support the dissident campaign, based upon the following: (1) the company has not underperformed its peers from an operating perspective; (2) the company's stock price has substantially outperformed both its peer group and the broader market over the longer term; (3) lack of management entrenchment; and (4) the low valuations assigned to savings banks may make it an inopportune time for a sale."

ISS also notes that "Over the three- and five-year periods ending Dec. 31, 1999, PB (People's Bancshares) shareholders have enjoyed total returns of 21.5 percent and 32.8 percent, respectively, versus 12.1 percent and 21.9 percent for the NASDAQ Bank Index. Over the same time period, the SNL Securities New England Thrift Index returned only 10.2 percent and 24.0 percent, respectively."

The Proxy Monitor report pointed to the fact that People's Bancshares' "income and earnings per share have progressed at a satisfactory rate; dividends have increased; return on equity has been impressive; and its management has received expressions of confidence in the financial press and in trade publications."

              PLEASE SUPPORT YOUR BOARD -VOTE THE WHITE PROXY CARD

            IF YOU HAVE ALREADY RETURNED A BLUE PROXY CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE, BY SIGNING, DATING AND
                    RETURNING THE ENCLOSED WHITE PROXY CARD.

We are obviously very pleased that professional advisors, who have no ties to either side in this proxy contest, have examined the points put forth by both your Board and the Kingston Group, have looked at the performance of your Company and the current management team and concluded that the best interests of the shareholders are served by electing your current management team's nominees, and not those proposed by the Kingston Group.

Time is running short. It is very important that you vote today, no matter how many or how few shares you own. If you have already returned an opposition blue proxy card, you have every right to change your vote by signing and returning the enclosed WHITE proxy card. Only your latest dated, properly executed card will count.

If you have any questions, or need assistance in voting your shares, please call our proxy firm, Corporate Investor Communications, toll free at (800) 547-3857.

Thank you for your continued support.

On behalf of your Board of Directors,



Richard S. Straczynski
President and Chief Executive Officer